Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-71042, No. 333-48356, No. 333-49671, and No. 333-49559 and Forms S-3 No. 333-33867, No. 333-10243, No. 33-61940 and No. 33-61647), as amended, and in the related Prospectus of Methode Electronics, Inc. of our report dated June 23, 2004 with respect to the consolidated financial statements and schedule of Methode Electronics, Inc. included in this Annual Report (Form 10-K) for the year ended April 30, 2004.

/s/Ernst & Young LLP

Chicago, Illinois
July 9, 2004